EXHIBIT 99.1

For Immediate Release:
Company Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
Thomas G. Yetter, CFO
Email: ir@ffex.net
(214) 630-8090

Frozen Food Express Industries Files Form 10-K,
Discusses Operational and Financial Results for
Fourth Quarter and Full-Year 2005

Dallas, Texas, June 14, 2006 -- Frozen Food Express Industries, Inc. (Nasdaq: FFEX) announced that it has filed its 2005 Annual Report on Form 10-K with the Securities and Exchange Commission (“SEC”). As previously reported in a Form 12b-25 filed with the SEC on May 11, 2006, the company requested and was granted continued listing of its common stock on the Nasdaq Stock Market subject to compliance with certain conditions, which included filing the Form 10-K on or before June 16, 2006. The company also believes that it will be able to file its Quarterly Report on Form 10-Q for the period ended March 31, 2006 on or before June 30, 2006 as stipulated by the Nasdaq Listing Qualifications Panel.

While the company believes it can meet the deadlines set forth in the Panel’s decision, there can be no assurance that the Company will be able to do so or that the Panel will continue the Company’s listing on the Nasdaq Stock Market should the Company fail to meet the June 30th filing requirement.

For the three months ended December 31, 2005, total revenue increased 14.2%, to $141.9 million, as expected, from $124.2 million for the same quarter of 2004. Fourth quarter 2005 total revenue included fuel surcharges of $20.0 million, as compared to $11.5 million for the same quarter of 2004. Income from operations more than doubled during the fourth quarter of 2005 to $9.2 million, as compared to $3.8 million during the same period last year. Net income increased to $6.4 million from $1.8 million. Earnings per diluted share increased to $.34, as expected, from $.10 during the same quarter of 2004.

Included in 2005’s fourth quarter total revenue was $7.0 million associated with transportation services and trailer rentals from the continued efforts to assist disaster relief activities caused by Hurricanes Katrina and Rita. Also included was $35.6 million (excluding fuel surcharges) in less-than-truckload (LTL) services, up 10.9% from $32.1 million during the fourth quarter of 2004.

For the twelve months ended December 31, 2005, total revenue increased 10.5% to $524.1 million from $474.4 million for 2004. During 2005, total revenue included fuel surcharges of $63.5 million, compared to $31.7 million during 2004. For the twelve months ended December 31, 2005, freight revenue increased 10.6% to $514.0 million, as expected, from $464.7 million during the comparable period in 2004. Income from operations during 2005 was up 74.7% to $30.0 million as compared to $17.2 million for 2004. Net income increased 90.0% to $20.4 million from $10.8 million during 2004. Earnings per diluted share increased by 84.7% to $1.09 during 2005, as expected, as compared to $.59 during 2004. Net income and earnings per share for 2005 include a $3.8 million gain from the sale of a life insurance investment which occurred during the second quarter of 2005. Also, revenue for 2005 includes $8.9 million associated with disaster relief efforts.

Chairman and CEO Stoney M. Stubbs, Jr. commented, “2005 was remarkable and eventful in many ways. Not only did we achieve financial success in terms of record earnings, funded to a current debt-free position, but we were also able to effectively manage continued challenges placed on our freight operations. With the new management team in place, we can re-focus our efforts toward those strategic initiatives that we believe will position us profitably over the next several years.”

About FFEX
Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, and into Mexico. The refrigerated trucking company is the only one serving this market that is full-service - providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company’s web site, http://www.ffex.net.

Forward-Looking Statements
This report contains information and forward-looking statements that are based on management’s current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project”, and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within management’s control and that may have a bearing on operating results are demand for the company’s services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission.

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
For the Three and Twelve Months Ended December 31,
(In thousands, except per-share amounts)
(Unaudited)

	Three Months		Twelve Months
	2005	2004	2005	2004
Revenue		(Restated)		(Restated)
Freight revenue	$139,759	$122,923	$514,017	$464,689
Non-freight revenue	2,120	1,317	10,110	9,741
	141,879	124,240	524,127	474,430
Costs and expenses
Salaries, wages and related expenses	36,392	32,361	133,538	123,298
Purchased transportation	31,786	32,463	125,147	125,860
Fuel	22,480	16,578	81,151	60,124
Supplies and expenses	14,957	14,169	63,030	56,488
Revenue equipment rent	8,035	7,162	29,338	30,231
Depreciation	5,019	5,810	21,857	20,719
Communications and utilities	1,272	1,080	4,285	4,016
Claims and insurance	9,029	6,660	19,910	18,056
Operating taxes and licenses	1,272	1,056	4,692	4,544
Gains on sale of equipment	(1,167)	(804)	(4,740)	(2,184)
Miscellaneous operating expenses	1,300	2,881	6,144	7,170
	130,375	119,416	484,352	448,322
Non-freight costs and operating expenses	2,283	1,043	9,765	8,931
	132,658	120,459	494,117	457,253
Income from operations	9,221	3,781	30,010	17,177

Interest and other expense (income)	(815)	512	(3,363)	85

Income before income tax	10,036	3,269	33,373	17,092
Income tax provision	3,681	1,467	12,936	6,338
Net income	$6,355	$1,802	$20,437	$10,754

Net income per share of common stock
Basic	$0.36	$0.10	$1.15	$0.62
Diluted	$0.34	$0.10	$1.09	$0.59

Weighted average shares outstanding
Basic	17,770	17,290	17,802	17,219
Diluted	18,648	18,378	18,739	18,124

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES Operating Statistics Three and Twelve Months Ended December 31,
	Three Months		Twelve Months
Freight revenue from [a]:	2005	2004	2005	2004
Full-truckload linehaul services	$62.6	$64.5	$263.2	$258.7
Dedicated Fleets	12.8	5.9	31.5	20.3
Total full-truckload	75.4	70.4	294.7	279.0
Less-than-truckload (“LTL”) services	35.6	32.1	131.2	123.2
Fuel surcharges	20.0	11.5	63.5	31.7
Freight brokerage	4.0	7.5	15.6	24.9
Equipment rental	4.7	1.4	9.0	5.9
Total freight revenue	139.7	122.9	514.0	464.7
Freight operating expenses	130.4	119.4	484.4	448.3
Income from freight operations	$9.4	$3.5	$29.7	$16.4
Freight operating ratio [b]	93.3%	97.2%	94.2%	96.5%

Total full-truckload revenue	$75.5	$70.4	$294.7	$279.0
LTL revenue	35.6	32.1	131.2	123.2
Total linehaul and dedicated fleet revenue	$111.0	$102.5	$425.9	$402.2
Weekly average trucks in service	2,285	2,300	2,282	2,292
Revenue per truck per week [c]	$3,696	$3,391	$3,579	$3,356
Statistical and revenue data [d]:
Full-truckload total linehaul miles [e]	45.7	49.6	192.9	205.3
Full-truckload loaded miles [e]	41.0	44.4	173.3	185.7
Full-truckload empty mile ratio [f]	10.3%	10.5%	10.2%	9.5%
Full-truckload linehaul revenue per total mile	$1.37	$1.30	$1.36	$1.26
Full-truckload linehaul revenue per loaded mile	$1.53	$1.45	$1.52	$1.39
Full-truckload linehaul shipments [g]	42.1	44.8	181.6	187.3
Full-truckload loaded miles per shipment	974	991	954	991
LTL hundredweight [g]	2,298	2,253	8,800	8,579
LTL linehaul revenue per hundredweight	$15.49	$14.25	$14.91	$14.36

Tractors in service as of December 31	2,266	2,289	2,266	2,289
Trailers in service as of December 31	4,293	4,147	4,293	4,147
Non-driver employees as of December 31	1,039	1,005	1,039	1,005

Notes:
a)	Revenue amounts are stated in millions of dollars. The totals presented in the table may not agree to the amounts shown in the accompanying statement of income due to rounding.
b)	Freight operating expenses divided by total freight revenue.
c)	Total linehaul and dedicated fleet revenue divided by number of weeks in period divided by average trucks in service.
d)
The year-to-date and quarterly data presented in the table for the third quarters of 2005 and 2004 reflect changes in the manner in which data regarding the numbers of miles, shipments and hundredweight is tabulated.  Accordingly, the addition of the quarterly data presented in the table to the year-to-date data reported in previous reports will not necessarily agree with the year-to-date data reported in this table.

e)	In millions.
f)	One minus the quotient of full-truckload loaded miles divided by full-truckload total linehaul miles.
g)	In thousands.